Exhibit 99.2

Form of Exchanging Class A Shareholder Notice

To:	Brookfield Asset Management Inc.
Attn: Investor Relations
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario, Canada M5J 2T3
Phone: 1-866-989-0311
Email: enquiries@brookfield.com

Wilmington Trust, National Association
Attn: Project Gold Administrator
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Phone: (203) 453-1318
Fax: (203) 453-1183
Email: rlreynolds@wilmingtontrust.com
With a copy to the following Email address: restructuring@wilmingtontrust.com

Wilmington Trust, National Association:

Reference is made to that certain Rights Agreement, dated as of April 27, 2018, between Brookfield Asset Management Inc., and Wilmington Trust, National Association (the “Rights Agreement”). Capitalized terms that are not otherwise defined in this Exchanging Class A Shareholder Notice shall have the meanings given to them in the Rights Agreement.

THE DTC FREE DELIVERY OF THE SUBJECT CLASS A SHARES SHOULD BE DIRECTED TO THE RIGHTS AGENT’S DTC PARTICIPANT NUMBER 990, FOR FURTHER CREDIT OF THE RECEIVED CLASS A SHARE ACCOUNT, ACCOUNT NUMBER [WT TO INSERT].

The undersigned (the “Holder”) represents and warrants that, with respect to                     Subject Class A Share(s):

(i) the Company has not satisfied its obligation under subsection C(3)(a) of Article IV of the Company Charter by delivering the Cash Amount on the applicable Specified Exchange Date;

(ii) BPI has not, upon its election in its sole and absolute discretion, acquired such Subject Class A Share(s) from the Exchanging Class A Shareholder and delivered the BPY Units Amount in exchange therefor pursuant to subsection C(3)(b) of Article IV of the Company Charter on the applicable Specified Exchange Date; and

(iii) The Company has failed to deliver (to the knowledge of such Exchanging Class A Shareholder) a Company Notice with respect to the Subject Class A Share(s) identified above in accordance with Section 4(a)(i) of the Rights Agreement (or a Company Notice is not required with respect to this Exchanging Class A Shareholder Notice in accordance with subsection (C)(3)(k) of Article IV of the Company Charter).

Pursuant to and in accordance with the terms and conditions of the Rights Agreement, the Holder irrevocably elects to exercise its Secondary Exchange Rights for the Holder’s Subject Class A Shares identified above. The BPY Units Amount or the Cash Amount, as applicable, shall be issued or paid to:

Please insert social security

or other identifying number

(Please print name and address)

Delivery instructions for BPY Units Amount:

[Please insert complete instructions including recipient’s DTC participant number and the account number at the participant.]

Delivery instructions for Cash Amount:

[Please insert complete wire transfer instructions.]

Dated:                  ,

Signature

Signature Medallion Guaranteed:

Signatures should be guaranteed by an eligible guarantor institution (bank, stock broker or savings and loan association with membership in an approved signature medallion program).

- 2 -